Articles of Amendment
to
Articles of Incorporation
of

Appalachian Mountain Brewery, Inc

(Name of Corporation as currently filed with the Florida Dept. of State)

L58786

(Document Number of Corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

N/A

The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

N/A

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

N/A

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent N/A

(Florida street address)

New Registered Office Address: N/A , Florida
(City) *(Zip Code)*

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ____ Change	____	____	____
____ Add			____
____ Remove			____
2) ____ Change	____	____	____
____ Add			____
____ Remove			____
3) ____ Change	____	____	____
____ Add			____
____ Remove			____
4) ____ Change	____	____	____
____ Add			____
____ Remove			____
5) ____ Change	____	____	____
____ Add			____
____ Remove			____
6) ____ Change	____	____	____
____ Add			____
____ Remove			____

E. <u>If amending or adding additional Articles, enter change(s) here</u>:
(Attach *additional sheets, if necessary*). *(Be specific)*

See Attachment for Articles of Amendment to Articles of Incorporation detailed 2 pages

F. <u>If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:</u>
(*if not applicable, indicate N/A*)

N/A

The date of each amendment(s) adoption: May 26, 2016, if other than the date this document was signed.

Effective date <u>if applicable</u>: ______________________

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Adoption of Amendment(s) **(<u>CHECK ONE</u>)**

■ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval

by ______________________."

(voting group)

☐ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Dated July 6, 2016

Signature ______________________

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Sean Spiegelman

(Typed or printed name of person signing)

President and Chairman

(Title of person signing)

Articles of Amendment
To
Articles of Incorporation
Of
APPALACHIAN MOUNTAIN BREWERY, INC.
Document Number: L52786

Amendment and Restatement of Series B Preferred Stock

Appalachian Mountain Brewery, Inc., a Florida for profit Corporation, adopts the following amendment to its Articles of Incorporation amending and restating the preferences, limitations, and relative rights of the Series B Preferred Stock, as follows:

4. DESIGNATION OF SERIES B PREFERRED STOCK.

4.1 DESIGNATION AND AMOUNT. 50,000,000 shares of the Company's authorized but undesignated preferred stock shall be designated as Series B Preferred Stock and having the conversion, priorities, preferences and relative and other rights and qualifications, limitations and restrictions set forth as follows:

4.2 DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

4.3 LIQUIDATION RIGHTS. [Deleted]

4.4 CONVERSION AND ANTI-DILUTION

(a) Each share of Series B Preferred Stock shall be convertible, at any time, and/or from time to time, into one share of the Corporation's common stock, par value $.001 per share (the "Common Stock") for each 200 shares of Series B Preferred Stock, subject to adjustment as may be determined by the Board of Directors from time to time (the "Conversion Rate"). Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder's intention to convert the shares of Series B Stock, together with the holder's stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued.

All shares of Common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the Conversion Date, such converted Series B

Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B Preferred Stock submitted such conversion notice.

(d) Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section 4.4(a) prior to the reverse split. The conversion rate of shares of Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

(e) In the event the Corporation enters into a share exchange with or sale of asset and business to another company, the Series B Preferred Stock shall receive the exchanged shares and other consideration on the basis of conversion of the Series B Preferred Stock into shares of the Corporation's Common Stock.

(f) Prior to any conversion of shares of Series B Preferred Stock into shares of the Corporation's Common Stock upon the request of any holder thereof, approval of such conversion by the Corporation's board of directors shall be required; provided that such approval can be denied or withheld with or without reason.

4.5 VOTING RIGHTS. Each share of Series B Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company but voting shall not be by class of stock but by majority vote of all outstanding shares of stock, including Common Stock and Series A Preferred Stock calculated in accordance with the voting rights set forth herein.

4.6 PRICE.

(a) The initial issuance price of each share of Series B Preferred Stock shall be $2.50.

(b) The initial issuance price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board, until such time as a listed secondary and/or listed public market develops for the shares.

4.7 LOCK-UP RESTRICTIONS ON CONVERSION. [Deleted as obsolete]

Adoption of Amendment and Restatement: The provisions of this Amendment and Restatement were adopted by approval of a majority of the issued and outstanding shares of the Series B Preferred Stock voting at the 2016 Annual Meeting of Stockholders of the Corporation.

Dated: As of May 26, 2016

Sean Spiegelman, Chief Executive Officer, authorized hereunto